Exhibit 10.19

Form Asset Transfer Agreement

This agreement is entered into by the following parties on                      in Beijing:

Transferee:                      (“Party A”)

Transferor:                      (“Party B”)

Through friendly negotiation, Party A and Party B hereby agree to the following with respect to asset transfer:

1.	Asset transfer

1.1 Party B hereby agrees to transfer to Party A and Party A hereby agrees to accept the                      (“Assets”) from Party B. Please refer to Annex 1 for a detailed list of Assets.

2.	Transfer price

2.1 Party A and Party B agree that the total price of the Assets is RMB                    ,                      is the transfer base date.

3.	Payment method

3.1 Party A and Party B agree that the transfer price shall be paid within 3 months after the transfer base date in lump sum.

3.2 Party A and Party B shall be responsible for their respective taxes under applicable Chinese laws (including stamp duty and other government taxes) arising from this Agreement.

4.	Closing and transfer

4.1 Within 30 days after execution of this Agreement, both Parties shall check Assets based on Annex 1, carry out closing activities and make confirmation regarding the asset transfer in writing. Party A shall be responsible for relevant fees.

4.2 Within the period from execution of this Agreement and closing of asset transfer, Party B shall safe keep the transferred Assets in good faith and shall not engage in any activities endangering the transferred Assets.

5.	Representations and warranties

5.1 Party B shall make the following warranties to Party A when executing this Agreement and transferring Assets to Party A:

(i) The status of the transferred Assets as listed on Annex 1 shall remain to be true before the Asset transfer closing date;

(2) No encumbrance in any form is imposed on the transferred Assets;

(3) No third party interests or creditor’s rights in any form exist on the transferred Assets;

(4) No contingent liability in form is attached to the transferred Assets;

(5) Party B’s performance of obligations hereunder (including transferring relevant business contracts to Party A) shall not cause Party B violate, cancel or terminate any contract to which Party B is a party;

(6) Party B enjoys complete ownership and disposal right of the transferred Assets, the usage of such Assets by Party B and the continuance usage of such Assets by Party A shall not violate any third party interests, including but not limited to violating intellectual property rights of any third party;

(7) Party B has been approved by its internal decision-making body to engage in the Asset transfer hereunder.

5.2 Party B hereby make the following special warranty: if any third party claims any interests on the transferred Assets, Party B shall be responsible for all the liabilities and consequences.

6.	Confidentiality

6.1 Both Parties acknowledge that any oral or written materials conveyed with respect to the major terms of this Agreement shall be deemed as confidential materials (including but not limited to the major terms of this Agreement and this transaction). Both Parties shall keep strict confidential of all such materials and shall not disclose any material to any third party without the consent of the other Party. Party B acknowledges that it shall not disclose the contents of the transaction contemplated hereunder in any form without obtaining Party A’s consent. If Party A’s consent is obtained, disclosure shall be made according to Party A’s statements.

7.	Force Majeure

7.1 Force majeure means objective circumstances unforeseeable, unavoidable and insurmountable which are caused by typhoon, earthquake, flood, government policy change or other reasons not due to Party B’s liability. The party encountering force majeure shall notify the other party of the force majeure events within 15 days and provide effective proof of the reason to failure of performance, partial failure of performance or extension of performance. According to the influential extent on which the force majeure events have on the performance of this Agreement, both Parties shall negotiate to determine whether to terminate this Agreement, waive partial liabilities of this Agreement or extension of performance.

8.	Applicable law and dispute settlement

8.1 The effectiveness, interpretation and performance of this Agreement shall be governed by the currently effective Chinese laws and regulations, subject to amendments from time to time and effective regulations of government authorities.

8.2 All the disputes arising from this Agreement or the performance of this Agreements shall be solved through friendly negotiation, if no agreement can be reached, the disputes shall be submitted to Beijing Chaoyang District People’s Court.

8.3 During the dispute period, both Parties shall continue to perform the remaining provisions hereunder.

9.	Liability for breach of contract

9.1 The breaching party shall compensate the other party for the losses incurred.

10.	Effectiveness and amendment

10.1 This Agreement shall become effective after both Parties affix their official seals hereto. This Agreement can be changed, amended and terminated after both Parties agree in writing.

11.	Miscellaneous

11.1 If any part of the provision or any provision hereunder is deemed to be invalid, illegitimate or unenforceable, the validity, legitimacy and enforceability of the remaining party of the provision or remaining provisions hereunder shall not be affected.

11.2 Failure or delay to exercise the rights hereunder does not constitute waiver of such rights or remedial measures, nor does it constitute waiver of other rights. Exercising any right or part of the right hereunder shall not limit further exercise of such right, or other rights or remedial measures.

11.3 Neither Party shall transfer its rights and obligations hereunder without the written consent of the other Party. The successor and approved transferee shall be bound by this Agreement.

11.4 Unless otherwise stipulated hereunder, various rights and remedial measures hereunder shall co-exist with any other rights or remedial measures under the law.

11.5 This Agreement shall be executed in four counterparts, two of which shall be held by each party. Each copy shall be deemed as an original copy and shall enjoy the same legal validity.

11.6 The annexes formed, executed and attached to this Agreement shall include but not limited to all agreements, documents, authorizations, reports, lists, acknowledgements, commitments and waiver and shall form an integral part of this Agreement. If there is any discrepancy between the contents of the annex and this Agreement, the latest document shall prevail.

11.7. Annex: Annex 1 Transferred Assets List

Party A:

Authorized Representative:

Date:

Party B:

Authorized Representative:

Date:

4